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                                                                    EXHIBIT 21.1

                           CONTANGO OIL & GAS COMPANY

                                 Subsidiary List

Contango Operators, Inc.
REX Offshore Corporation
      Republic Exploration, L.L.C. (33.3% owned by REX Offshore Corporation) MOE Offshore Corporation
      Magnolia Offshore Exploration, L.L.C. (50% owned by MOE Offshore Corporation)
Contango Sundance, Inc.
Contango STEP I, Inc.
Contango STEP II, Inc.
      Contango STEP, L.P. (1.0% owned by Contango STEP I, Inc. and
      99.0% owned by Contango STEP II, Inc.)